UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2006
SYKES ENTERPRISES, INCORPORATED
(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive,
Tampa, Florida		33602

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On July 3, 2006 (the “Closing Date”), Sykes Enterprises, Incorporated (the “Company”), through its wholly owned subsidiaries SEI International Services, S.a.r.l., a Luxembourg corporation, and Sykes Enterprises, Incorporated Holdings B.V., a Netherlands corporation (collectively the “Purchasers”), completed the acquisition of all of the outstanding shares of capital stock of Centro Interacción Multimedia S.A., an Argentine corporation (“APEX”) through a stock purchase agreement (the “Stock Purchase Agreement”) with Antonio Marcelo Cid, an individual, Humberto Daniel Sahade, an individual, and AM Transport, LLC, a Delaware limited liability company (collectively the “Sellers”). APEX is an offshore contact center providing contact center services through three centers in Argentina to clients in the United States and in the Republic of Argentina.
     The purchase price for the shares was $27.4 million less $0.4 million equal to APEX’s obligations on certain of its capital leases as of the Closing Date, for a net purchase price of $27.0 million, eighty percent of which ($21.6 million) was paid in cash and twenty percent of which ($5.4 million) was paid by the delivery of 330,992 shares of the common stock of the Company, valued at $16.324 per share, which was the average of the closing sale prices of the common stock for the five trading days of June 26 through and including June 30, 2006.
     Of the net purchase price of $27.0 million, $2.4 million of the cash proceeds and 36,756 shares of the common stock was delivered to LaSalle Bank, to be held by it as escrow agent, to secure the Sellers’ indemnification obligations outlined in the Stock Purchase Agreement. All allowed claims of the Purchasers against the escrowed funds and stock will be divided between them on an 80/20 basis (80% from the cash and 20% from the stock, valued at $16.324 per share). At the expiration of the two-year escrow period, any portion of the cash and stock that is not retained to satisfy the Sellers’ indemnification obligations will be paid to the Sellers.
     Another $1.6 million of the cash proceeds and 24,504 shares of the common stock was delivered to LaSalle Bank, to be held by it as escrow agent, to be used to provide for an adjustment to the purchase price if at the end of the two-year escrow period, the amount billed by APEX to a major client of APEX for actual services provided during this period is less than $5.0 million. At the expiration of the two year escrow period, if the amount billed to the customer is less than $5.0 million, the Purchasers will be entitled to the difference between the $5.0 million and the actual amount billed, provided that the Purchasers have complied with certain conditions set forth in the Stock Purchase Agreement requiring them to:
     (i) cause APEX to not to agree or consent to any amendment or modification of any of the terms of the contract with the customer (other than increases in prices for services) or to perform or omit to perform any act whatsoever that, if performed or not performed, would make APEX unable to continue to perform under the contract in accordance with the terms thereof;
     (ii) maintain prompt and complete billing practices and uphold the service levels in respect of the contract, in accordance with the terms thereof; and
     (iii) fulfill in a timely manner all of its obligations under the contract.

If such conditions are not met, then the amount payable to Purchasers will be reduced by the amount that the billings during the escrow period were reduced as a result of such noncompliance. All offsets against the escrowed funds and stock will be divided between them on an 80/20 basis (80% from the cash and 20% from the stock, valued at $16.324 per share). The Sellers will be paid the balance, if any, of the cash and shares at the end of the escrow period, or at any time within the escrow period that the amount billed to the customer exceeds $5 million.
     The Stock Purchase Agreement contains customary representations and warranties of the parties, which, with certain exceptions specified in the Stock Purchase Agreement, will survive for a period of two years from the Closing Date. The obligations of the parties to indemnify each other for breaches of representations and warranties is limited to 75% of the purchase price, except for claims involving fraud and the breach of certain representations and warranties specified in the Stock Purchase Agreement, and no claims may be brought by either party against the other until such time as the total amount of all of such claims exceeds $75,000.
     In connection with the Stock Purchase Agreement, the individual Sellers and key shareholders of AM Transport’s sole member entered into a Non-Competition Agreement under which such individuals have agreed to protect confidential information of APEX and not to solicit any APEX employees or compete with APEX anywhere within South America for a period of three years. Additionally, APEX entered into employment agreements with Messrs. Cid and Sahade, who are the two principal executive officers of APEX, with a term ending on July 2, 2007, but with provisions for automatic renewal for successive one-year terms unless one of the parties provides the other with written notice of its intent not to renew the agreement at least 30 days prior to the expiration of the initial term or any renewal term.
     Financial statements and pro forma financial information for APEX are not presented herein since the effect of the acquisition of APEX is not significant, as defined under Rule 3-05(b) and Article 11 of Regulation S-X. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by the terms and provisions of the Stock Purchase Agreement which is attached hereto as Exhibit 99.2.
     On July 5, 2006, the Company issued a press release announcing the entry into the Stock Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit 99.1	Press Release dated July 5, 2006

Exhibit 99.2	Stock Purchase Agreement, dated as of July 3, 2006, between SEI International Services, S.a.r.l., a Luxembourg corporation, and Sykes Enterprises, Incorporated Holdings B.V., a Netherlands corporation (collectively the “Purchasers”) and Antonio Marcelo Cid, an individual, Humberto Daniel Sahade, an individual, and AM Transport, LLC, a Delaware limited liability company (collectively the “Sellers”).

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ W. Michael Kipphut

W. Michael Kipphut
Senior Vice President and Chief Financial Officer
Date: July 10, 2006